Exhibit 10.17

Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, TX 75063

July 27, 2007

Mr. Gregory A. Sandfort
316 Chestnut Bend

Colleyville, Texas 76034

Dear Mr. Sandfort:

In view of your unique position as the co-president of Michaels Stores, Inc. (the “Company”) and the substantial transition contribution you made following the recapitalization/ merger transaction completed on October 31, 2006, the Company wishes both to reward you for that contribution and to secure for itself your consulting services for a period of time following the termination of your employment. Provided that you accept it, this letter will confirm the agreement between you and the Company concerning your consulting services, the compensation you will receive under this Agreement, and certain ancillary matters, on the following terms and conditions:

1.             Reference is made to the revised Separation Agreement and Release, a copy of which is attached hereto (the “Separation Agreement”) between you and Michaels Stores, inc. (the “Company”). This Agreement is in addition to, and shall not supersede or be superseded by, the Separation Agreement. Provided you sign and return it in a timely manner, this Agreement shall take effect on the Release Effective Date as defined in the Separation Agreement. If the Separation Agreement does not take effect in a timely manner, this Agreement shall be void and of no force or effect.

2.             As compensation for your services and other performance under this Agreement, the Company agrees to pay you $1,403,464.40 (One Million Four Hundred and Three Thousand Four Hundred and Sixty-four Dollars and Forty Cents), payable in a single lump sum within ten (10) business days following the Release Effective Date. This lump sum shall be in addition to the compensation and benefits to be provided you under Section II of the Separation Agreement. The lump sum to be provided you under this Agreement will be reduced by the withholdings, if any, which the Company determines that it is legally required to withhold. In addition, as promptly as reasonably practical following the effective date of this Agreement, the Company will purchase the automobile (2007 BMW M5; Vin#: WBSNB93567CX07424) currently leased for your use and transfer title to you. You agree that you shall be solely responsible for any tax liability to you arising from that transfer. The Company will transfer ownership to you of the home computer, peripheral equipment and Treo previously provided by the Company for your business use; provided that you first promptly return all such equipment to the Company to permit it to remove all information stored on that equipment that is related to the business of the Company and its affiliates and all software installed on that equipment that is not licensed for your personal use. If, at the time you return the equipment, you provide basic software licensed for your personal use, the Company will have that software installed on the equipment before returning it to you.

3.               You agree to make yourself reasonably available and to provide such advice and other consulting services, reasonably related to your knowledge, skills and experience, as Company representatives may request from time to time during the thirty (30) days following the effective date of this Agreement. Such services will be provided during normal working hours, unless otherwise mutually agreed, and the Company will make reasonable efforts to accommodate your other commitments.

4.               The services you provide to the Company under this Agreement will be provided as an independent contractor and not as an employee. As an independent contractor, you will be solely responsible for all taxes for compensation received under this Agreement and will not be eligible to participate in any compensation or benefit plans provided by the Company to employees. Also, as an independent contractor, you may not attempt to bind the Company to any obligation or pledge its credit unless authorized in writing to do so by me or another expressly designated officer of the Company.

5.       You agree to hold in confidence and not to use or disclose any trade secrets or other confidential information which you create or to which you have access while providing consulting services under this Agreement and to return any documents containing confidential information at the conclusion of those services or at such earlier times as requested by Company representatives. You also agree that from and after the effective date of this Agreement you will not disparage or criticize, directly, indirectly or by implication, the Company, its direct and indirect investors, its management or its Business (as defined in Section 5 below) to the media (whether print, electronic or otherwise) or in any public statement or to those whom you know or reasonably should know to be employees of the Company or considering employment or to be persons with whom the Company does, or is planning to do, business. (This is not intended to limit your statements to your immediate family members or to your legal or tax advisors, provided they agree not to repeat any disparaging or critical statements to those to whom you have agreed not to make such statements hereunder.)

6.               You agree that, during the period of twelve (12) months immediately following the effective date of this Agreement, you will not, directly or indirectly, alone or in association with others, anywhere in the Territory, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investing of capital, lending of money or otherwise) in, any business, venture or activity that competes, directly or indirectly, with the Business of the Company and its Immediate Affiliates as conducted or in planning as of the date your employment with the Company terminates or at any time during the immediately preceding twelve months (a “Competitor”), except that nothing contained in this Section 5 shall prevent your wholly passive ownership of three percent (3%) or less of the equity securities of any Competitor that is a publicly-traded company. For the purposes of this Agreement, the “Immediate Affiliates” of the Company are its direct and indirect subsidiaries, its parents, and the direct and indirect subsidiaries of those parents; the “Business of the Company and its Immediate Affiliates” or “Business” is that of arts and crafts specialty retailer providing materials, ideas and education for creative activities and the “Territory” is those states within the

United States and those provinces of Canada in which the Company or any of its Immediate Affiliates was doing or actively planning to do business as of the date your employment terminated or at any time during the immediately preceding twelve (12) months.

7.     You acknowledge that you have carefully read and considered the terms and conditions of this Agreement, including the restraints contained in Section 6. You agree that those restraints are necessary for the reasonable and proper protection of the Company and its Immediate Affiliates and are reasonable in subject matter, length of time and geographic area. You further acknowledge that, were you to breach any of the covenants contained in Section 6, the damage to the Company and its Immediate Affiliates would be irreparable. You also freely acknowledge that those restrictions will not prevent you from earning a livelihood while they are in effect. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. It is also agreed that, in the event that any provision of Section 6 is be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, the provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

8.     In signing both this Agreement and the Separation Agreement, you acknowledge that you initially received a Separation and Release Agreement on July 5, 2007, which is substantively the same as the Separation Agreement attached hereto, and, whether or not the changes to this Agreement are material, you freely and voluntarily waive any right you may have to an additional twenty-one (21) days to consider the Separation Agreement. Rather, you agree, that if you wish to accept this Agreement and the Separation Agreement, you must sign, date and return both to me on or before August 3, 2007. You may revoke the Separation Agreement at any time during the seven-day period immediately following the date of your signing, provided that you do so to me in writing, in which event both the Separation Agreement and this Agreement shall become void and of no force or effect. If you do not revoke the Separation Agreement, then, at the expiration of the seven-day period, this Agreement and the Separation Agreement shall both take effect as legally-binding agreements between you and the Company.

If this Agreement is acceptable to you, please sign and return it to me no later than the date you sign and return the Separation Agreement. Provided you do so, this Agreement shall take effect as provided in Section 1 hereof.

Very truly yours,

/s/ Brian C. Cornell
Brian C. Cornell,
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Gregory A. Sandfort
Gregory A. Sandfort